October 4, 2007

China Energy Technology, Limited
c/o Chardan South China Acquisition Corporation
625 Broadway, Suite 1111
San Diego, CA 92101

Ladies and Gentlemen:

Pursuant to Rule 438 under the U.S. Securities Act of 1933, as amended, I hereby consent to (a) the reference of my name as person who will become a director of China Energy Technology, Limited (the "Company") effective immediately upon the completion of the stock purchase agreement with the holder of common stock of Head Dragon Holdings, Limited, and (b) the inclusion of certain of my biographical information in the registration statement relating to that transaction.

Sincerely yours,

/s/ Wu Jianmin